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                                                                      EXHIBIT 6

      EMPLOYEE PROTECTION PLAN FOR EMPLOYEES OF FORUM'S CORPORATE OFFICES

  Employees at the corporate offices of Forum Group, Inc. and its subsidiaries ("Forum") immediately before the earlier of the acquisition of the Shares pursuant to the Offer or the Effective Time (the "Acquisition Date") shall be subject to this Employee Protection Plan for Employees of Forum's Corporate Offices (the "Plan") following the Acquisition Date and subsequent integration of Forum into Marriott Senior Living Services, Inc. ("MSLS");/1/

  1. It is the intention of MSLS that Forum employees should continue to perform their normal job functions following the Acquisition Date, while MSLS undertakes an assessment of Forum's operations. Following such assessment period, MSLS will notify each Forum employee as to his or her eligibility for employment in a comparable position with MSLS. The date on which the employee receives notice of his or her eligibility for employment with MSLS shall be the "Employee's Notification Date."

  2. If MSLS offers a Forum employee a position with MSLS, and the employee accepts such offer, the employee shall be eligible to participate in the Marriott International employee benefits plan and shall be subject to the policies and procedures applicable to all other MSLS employees. For purposes of any benefits program for which continuous length of service is a factor (including, but not limited to, insurance program effective dates, pre-existing condition waiting periods, retirement program entry dates and vesting, vacation, sick pay and other paid leave benefits, service awards and any other similar program), MSLS and Marriott International, Inc. shall recognize service with Forum and its predecessors as employment with MSLS or any other Marriott division.

  3. If MSLS offers a Forum employee a position with MSLS, but the employee rejects such offer, the employee shall receive the following "Marriott International Income Extension Plan" benefits:

    a. MSLS shall provide the employee with at least thirty (30) days' notice as to his or her final date of employment (the "Job Elimination Date");

    b. As of the Job Elimination Date, the employee shall receive payment representing:

      (i) Severance pay equal to one week's salary for each full year of service with Forum; provided, however, that no employee shall receive a severance payment of less than two (2) weeks' pay; and

      (ii) Payment for unused vested and unvested vacation leave, up to a maximum of thirty (30) days' leave.

  4. If MSLS does not offer the Forum employee a position with MSLS, the employee shall be eligible for the following:

    a. The employee shall receive notice as to his or her Job Elimination Date, which date shall in no event be less than forty-five (45) days from the Employee Notification Date; and

    b. Throughout the period preceding the employee's Job Elimination Date, MSLS will provide general assistance to the employee in identifying vacant positions in other divisions of Marriott International, Inc. for which the employee may be qualified. Reasonable accommodation will be made to allow an employee to look for another job during the Notification Period. If the employee is successful in obtaining employment in another division of Marriott International, Inc., the employee shall be eligible to participate in the Marriott International, Inc. employee benefit plans and shall be subject to the policies and procedures applicable to other employees of that Marriott division. The employee shall receive credit for prior service with Forum, as described in section 2 above.
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  /1/An "employee" for purposes of this Plan shall consist of all administrative and clerical staff, managers, directors, vice presidents and senior vice presidents of Forum Group, Inc. who are employed at Forum's corporate offices immediately before the Effective Time, but shall not include the chief financial officer or chief executive officer of Forum.
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    c. If the employee has not obtained other employment with Marriott
  International, Inc. as of the Job Elimination Date, the employee shall receive payment consisting of the following:

      (i) Payment for unused vested vacation leave, up to a maximum of twenty (20) days' leave; and

      (ii) A final severance payment which will include credit for unvested vacation leave, up to a maximum of fifteen (15) days' leave. The final severance payment will be determined based on the employee's position with Forum and shall be equal to the employee's base salary for the number of months shown below, reduced by the amount of regular pay the employee received for time worked from the Employee's Notification Date through the Job Elimination Date:

     Administrative/Clerical Staff............................. Three (3) months
     Managers.................................................. Four (4) months
     Directors................................................. Five (5) months
     Vice Presidents and Senior Vice Presidents................ Six (6) months

  5. If a Forum employee resigns or is terminated for cause before the Employee's Notification Date or the employee's Job Elimination Date, the employee shall not be eligible for benefits under the Employee Protection Plan described herein. The employee will, however, be eligible for any benefits applicable to the employee under group health plans maintained for former Forum employees as may be required under Section 601 of the Employee Retirement Income Security Act of 1974, as amended.

  6. In the event an employee is terminated by MSLS or Marriott International, Inc. on or before March 31, 1997, other than for cause, such employee shall be eligible to receive the benefits described in Section 4.c. above.

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